Exhibit 99.1

For Further Information: Ted Moreau VP, Investor Relations 469.395.8175 tmoreau@photronics.com

Press Release

Photronics Appoints Executive Chairman

BROOKFIELD, Connecticut January 10, 2025 Photronics, Inc. (Nasdaq: PLAB), a worldwide leader in photomask technologies and solutions, announced today the appointment of George Macricostas to the position of Executive Chairman, effective January 6, 2025.

Mr. Macricostas has over 30 years of technical and management experience in business operations and information technology. He has been a member of the Photronics Board of Directors since 2002, serving on the Nomination and Cybersecurity Committees, and most recently as Chairman of the Compensation Committee. With his transition to the Executive Chairman role, Mr. Macricostas will be succeeded in his committee assignments by Mr. David Garcia, who became a member of the Board of Directors in December 2024. As a result of the appointment, both George Macricostas and Constantine “Deno” Macricostas will no longer be considered independent directors, resulting in a Board of Directors of nine, six of whom are independent.

Mr. Macricostas was a Founder, Chairman and CEO of RagingWire Data Centers, Inc. a provider of mission critical data center colocation facilities, which is where the “Cloud” lives. He guided the company through a two-stage sale to NTT of Japan in 2014 and 2018. Previously, he was a senior vice president at Photronics, where he was responsible for all aspects of the company’s IT infrastructure.

“George is an outstanding leader who has had an invaluable voice on the Photronics Board,” said CEO Frank Lee. “We are pleased that he will be spending more time on the execution of Photronics’ future direction and we expect to continue to benefit from his passion and leadership.”

“I am pleased to have my son George take on the role of Executive Chairman of the Company,” said Deno Macricostas, who will remain a member of the Photronics Board of Directors. “His extensive business experience and knowledge of the photomask industry will help guide the Company’s growth and operations into the future.”

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and other subsequent filings with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.